Exhibit 5.1
July 14, 2010
Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
               We have acted as counsel to Oncothyreon Inc., a Delaware corporation (the “Company”), in connection with the registration of the resale, from time to time, of up to 5,150,680 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issued or issuable to the selling stockholder (the “Selling Stockholder”) named in the prospectus that forms a part of the Company’s Registration Statement on Form S-1 filed on the date hereof (the “Registration Statement”). The Shares include (i) 59,921 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder pursuant to that certain Common Stock Purchase Agreement, dated as of July 6, 2010, by and between the Company and Small Cap Biotech Value, Ltd. (the “Purchase Agreement”), and (ii) up to 5,090,759 shares of Common Stock (the “Agreement Shares”) that may be issued upon the terms and subject to the conditions set forth in the Purchase Agreement.
               We have examined copies of the Purchase Agreement, the Registration Rights Agreement, dated as of July 6, 2010, by and between the Company and the Selling Stockholder, the Registration Statement, and the prospectus that forms a part thereof. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed.
               In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
               Based on and subject to the foregoing, we are of the opinion that:
1.	The Commitment Shares have been validly issued and are fully paid and nonassessable.

2.	The Agreement Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.
               We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Oncothyreon Inc.
July 14, 2010

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section of the prospectus that forms a part of the Registration Statement captioned “Legal Matters.”
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.